EXHIBIT 10.7

                        ADDENDUM TO EMPLOYMENT AGREEMENT

         This Addendum, dated as of December 29, 2005, to the Employment Agreement between Terra Insight Corporation ("TIC"), giving effect to the reverse acquisition (the "Reverse Acquisition") between TIC and CompuPrint, Inc. (the "Corporation" or "Employer"), and, the undersigned employee, dated as of January 7, 2005 and amended on May 19, 2005, in contemplation of the reincorporation and merger of the Corporation under the laws of the State of Delaware, amends the Employment Agreement as follows:

      1. Subject to the terms and conditions hereof, without foregoing any rights Employee may otherwise be entitled to under the Employment Agreement, Employee hereby agrees to remain in the employment of Employer upon the contemplated reincorporation and merger, to which Employee consents, and, to provide the additional consideration stated in paragraph 4 below.

      2.    The Employment Agreement is hereby amended to include the following
            Section:

            5A. Certain Additional Payments by Employer. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
            Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employer shall pay to Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income.

                  (b) Income Tax Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event any salary or other payment or distribution by Employer to or for the benefit of Employee, or any acceleration of any benefit (whether paid or payable, distributed or distributable, or accelerated pursuant to the terms of this Agreement or otherwise) is paid or payable, distributed or distributable, or, if any such payment is accelerated by reason of there having occurred a Change in Control, including without limitation (i) any lump-sum, interest or compensation-continuation payments under Section 5 of the Agreement,
            (ii) any income tax liability associated with stock options or restricted stock accelerated by a Change in Control, (iii) the payment or receipt of any other benefit (cash or stock) triggered or accelerated by a Change in Control, and (iv) an Excise Tax Gross-Up Payment under Section 5A(a) above, a "Change in Control Benefit"), then Employee shall be entitled to receive an additional payment (an "Income Tax Gross-Up Payment") in an amount equal to the federal, state and local taxes (including income taxes and social security, FICA, FUTA and other employment taxes) owed by Employee with respect to any such salary or with respect to any Change in Control Benefit such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any taxes (and any interest and penalties imposed with respect thereto) imposed upon the Income Tax Gross-Up Payment, Employee retains an amount of the Income Tax Gross-Up Payment equal to the federal, state and local taxes (including income taxes and social security, FICA, FUTA and other employment taxes) imposed upon the salary and those imposed upon the Change in Control Benefit.

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                  (c) Subject to the provisions of Section 5A(d), all
            determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by Freeman & Davis LLP or such other certified public accounting firm reasonably acceptable to Employee as may be designated by Employer (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 5A, shall be paid by Employer to Employee or directly to the Internal Revenue Service, in the sole discretion of Employer, within five days of the later of
            (i) the due date for the payment of any Income Tax or any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of provisions including Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 5A(d) and Employee thereafter is required to make a payment of any Income Tax, any Excise Tax or any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code)shall be promptly paid by Employer to or for the benefit of Employee.

                  (d) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                  (i) give Employer any information reasonably requested by Employer relating to such claim,
                  (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer,
                  (iii) cooperate with Employer in good faith in order
                        effectively to contest such claim, and (iv) permit Employer to participate in any proceedings relating to such claim;

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            "provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
            Section 5A(d), Employer shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of Employee and direct Employee to sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that, if Employer pays such claim and directs Employee to sue for a refund, Employer shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (e) If, after the receipt by Employee of a payment by Employer of an amount on Employee's behalf pursuant to Section 5A(d), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer's complying with the requirements of Section 5A(d)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by Employer of an amount on Employee's behalf pursuant to Section 5A(d), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      3. Section 3.A of the Employment Agreement is amended to provide that:
Commenci1ng January 1, 2006, Employee is entitled to a Base Salary at the rate of $247,500 per year.

      4. Prior to the consummation of an actual "change in control" event, Employer and Employee shall in good faith negotiate a new employment agreement, whereby it is contemplated that Employee would continue to render similar services in an executive capacity for a term of no less than five years, on improved terms and conditions as to salary and benefits, recognizing that additional duties, responsibilities and certain waivers are contemplated by such "change in control".

      5. Notwithstanding anything to the contrary, Employee shall to be entitled to a performance bonus or other bonus as determined by the Board of Directors.

Dated:  December 29, 2005

                                        Terra Insight Corporation

                                        By:      /s/ Roman Rozenberg
                                           -------------------------------------
                                        Name:  Roman Rozenberg
                                        Title:  Chief Executive Officer

                                        CompuPrint, Inc.

                                        By:      /s/ Roman Rozenberg
                                           -------------------------------------
                                        Name:  Roman Rozenberg
                                        Title:  Chief Executive Officer

                                        Employee:

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                                        /s/ Ivan Railyan
                                        ----------------------------------------
                                        Name:  Ivan Railyan


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